METHODE ELECTRONICS, INC. REPORTS
FISCAL 2017 THIRD-QUARTER SALES AND EARNINGS

Chicago, IL -March 2, 2017 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the third quarter and first nine months of Fiscal 2017 ended January 28, 2017.

Third Quarter Fiscal 2017
Methode's third-quarter Fiscal 2017 net sales increased $11.0 million, or 6.0 percent, to $195.6 million from $184.6 million in the same quarter of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $1.8 million.

Net income increased $6.5 million to $23.7 million, or $0.63 per share, in the third quarter of Fiscal 2017 from $17.2 million, or $0.45 per share, in the same period of Fiscal 2016.

Year over year, Fiscal 2017 third-quarter net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	a favorable currency impact on material and labor expense;

•	lower legal and other professional fees of $1.5 million;

•	an international government grant of $1.5 million; and

•	lower travel and other selling expense of $0.3 million.

Year over year, Fiscal 2017 third-quarter net income was negatively affected by:

•	lower sales volumes and unfavorable sales mix of data solutions products in the Interface segment;

•	unfavorable commodity pricing of raw materials; and

•	increased income tax expense of $1.1 million.

Consolidated gross margins as a percentage of sales increased to 27.3 percent in the Fiscal 2017 third quarter from 25.8 percent in the Fiscal 2016 period. Gross margins improved primarily as a result of a favorable currency impact on material and labor expense, partially offset with unfavorable commodity pricing of raw materials as well as lower sales volumes and an unfavorable sales mix of data solutions products in the Interface segment.

Selling and administrative expense as a percentage of sales decreased to 12.4 percent for the Fiscal 2017 third quarter compared to 14.1 percent in the same period last year. Selling and administrative expense decreased $1.8 million, or 6.9 percent, to $24.3 million in the Fiscal 2017 third quarter compared to $26.1 million in the prior-year third quarter due primarily to lower legal and other professional fees, as well as decreased travel and other selling expenses.

Methode Electronics, Inc. Reports Fiscal 2017 Third-Quarter Financial Results

In the Fiscal 2017 third quarter, income tax expense increased $1.1 million to $6.6 million compared to $5.5 million in the Fiscal 2016 third quarter. The Company’s effective tax rate decreased to 21.8 percent in the Fiscal 2017 period from 24.2 percent in the previous third quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 third quarter to the same period of Fiscal 2016,

•	Net sales increased 8.6 percent, or $11.9 million, attributable to:

•
a 15.3 percent sales improvement in North America due to higher General Motors' center console (including production of new platforms) and transmission lead frame assembly product volumes, partially offset with lower Ford center console product volume and pricing concessions; and

•
a 3.4 percent sales increase in Asia due to improved transmission lead frame assembly and interior light and switch assembly product volumes, partially offset by decreased brake switch assembly and steering angle sensor product volumes; partially offset by

•
a 0.8 percent sales decline in Europe due to unfavorable currency rate fluctuations and lower sales volumes of ignition switch products, partially offset by higher integrated center panel and steering wheel switch product volumes.

•
Gross margins as a percentage of sales improved to 29.8 percent from 26.9 percent due to a favorable currency impact on material and labor expense partially offset by unfavorable commodity pricing of raw materials.

•
Income from operations increased 28.6 percent as the result of increased sales, a favorable currency impact on material and labor expense as well as lower travel and general administrative expense, partially offset by unfavorable commodity pricing of raw materials.

Comparing the Interface segment's Fiscal 2017 third quarter to the same period of Fiscal 2016,

•	Net sales decreased 14.4 percent, or $5.0 million, attributable to:

•	a 15.7 percent sales decline in North America driven by lower data solutions, radio remote control and appliance product volumes; and

•	an 11.3 percent sales decrease in Europe as the result of lower radio remote control and data solutions product volumes; and

•	Sales in Asia were flat.

•
Gross margins as a percentage of sales declined to 22.8 percent from 23.6 percent due to lower sales, specifically in data solutions, partially offset by a favorable currency impact on material and labor expense.

•
Income from operations increased 160.0 percent as the result of a favorable currency impact on material and labor expense and lower overall general and administrative expense partially offset by lower sales.

Comparing the Power Products segment's Fiscal 2017 third quarter to the same period of Fiscal 2016,

•	Net sales increased 36.3 percent, or $4.1 million, attributable to:

•	a 46.2 percent sales improvement in Europe driven by higher bypass switch product volume; and

•	a 39.3 percent sales increase in Asia due to improved PowerRail® and other busbar product volumes; and

•	a 29.5 percent sales increase in North America as the result of higher PowerRail® and other busbar product volumes.

•
Gross margins as a percentage of sales increased to 26.6 percent from 19.5 percent due to higher sales and a favorable currency impact on material and labor expense partially offset by unfavorable commodity pricing of raw materials.

Methode Electronics, Inc. Reports Fiscal 2017 Third-Quarter Financial Results

•
Income from operations improved 166.7 percent as the result of increased sales and a favorable currency impact on material and labor expense, partially offset by unfavorable commodity pricing of raw materials.

First Nine Months Fiscal 2017
Methode's first nine-month Fiscal 2017 net sales increased $0.4 million, or 0.1 percent, to $596.7 million from $596.3 million in the same period of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $3.2 million.

Net income increased $7.7 million to $69.7 million, or $1.86 per share, in the first nine months of Fiscal 2017 from $62.0 million, or $1.60 per share, in the same period of Fiscal 2016.

Year over year, first nine-month Fiscal 2017 net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense;

•	an international government grant of $3.0 million;

•	lower travel expense of $1.5 million;

•	commodity pricing adjustments in the Automotive segment of $1.0 million;

•	one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	absence of costs associated with the move of manufacturing from the Philippines to Egypt in the Fiscal 2016 first quarter of $1.0 million;

•	lower selling expense of $0.8 million;

•	decreased income tax expense of $0.3 million; and

•	overhead cost reductions in the Power Products segment.

Year over year, first nine-month Fiscal 2017 net income was negatively affected by:

•	lower sales volumes and unfavorable sales mix of data solutions products in the Interface segment;

•	higher stock award amortization expense of $5.0 million;

•	increased legal and other professional fees of $1.8 million; and

•	the absence of a tariff refund of $1.3 million.

Consolidated gross margins as a percentage of sales increased to 27.3 percent in the Fiscal 2017 first nine months from 25.5 percent in the Fiscal 2016 period. Gross margins improved primarily as a result of commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues in the Automotive segment, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense, the absence of costs associated with the move of manufacturing from the Philippines to Egypt, as well as overhead cost reductions in the Power Products segment.

Selling and administrative expense as a percentage of sales increased to 13.1 percent for the Fiscal 2017 first nine months compared to 12.4 percent in the same period last year. Selling and administrative expense increased $4.5 million, or 6.1 percent, to $78.2 million in the Fiscal 2017 first nine months compared to $73.7 million in the prior-year period due primarily to higher stock award amortization expense as well as increased legal and professional fees, partially offset by lower travel and selling expense.

In the Fiscal 2017 first nine months, income tax expense decreased $0.3 million to $18.3 million compared to $18.6 million in the Fiscal 2016 first nine months. The Company’s effective tax rate decreased to 20.8 percent in the Fiscal 2017 period from 23.1 percent in the previous period.

Methode Electronics, Inc. Reports Fiscal 2017 Third-Quarter Financial Results

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 first nine months to the same period of Fiscal 2016,

•	Net sales increased 1.9 percent, or $8.8 million, attributable to:

•
a 6.8 percent sales improvement in North America due to higher General Motors' center console (including production of new platforms) and transmission lead frame assembly product volumes, partially offset by lower Ford center console product volume and pricing concessions; partially offset by

•
a 0.4 percent sales decrease in Asia due to reduced steering angle sensor product volumes, partially offset by higher transmission lead frame assembly, interior light and switch assembly and brake switch product volumes; and

•
a 6.9 percent sales decline in Europe due to lower sales volumes of ignition switch products, decreased customer funded tooling and design and development services, partially offset by higher integrated center panel,and steering wheel switch product volumes.

•
Gross margins as a percentage of sales improved to 29.5 percent from 27.5 percent due to commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues as well as favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense, partially offset by the absence of a tariff refund.

•
Income from operations increased 11.5 percent as the result of higher sales, commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense, as well as lower travel and bonus expense, partially offset by higher stock award amortization expense.

Comparing the Interface segment's Fiscal 2017 first nine months to the same period of Fiscal 2016,

•	Net sales decreased 9.0 percent, or $9.4 million, attributable to:

•	a 10.9 percent sales decline in North America driven by lower data solutions and appliance product volumes; and

•	a 4.6 percent sales reduction in Europe due to reduced radio remote control and data solutions product volumes; partially offset by

•	a 20.8 percent sales improvement in Asia due to higher legacy product volume.

•
Gross margins as a percentage of sales declined to 21.6 percent from 23.8 percent due to lower sales, specifically in data solutions, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense and the absence of costs associated with the move of manufacturing from the Philippines to Egypt.

•
Income from operations decreased to approximately break-even as the result of lower sales and higher legal fees, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense, as well as lower travel and advertising expense.

Comparing the Power Products segment's Fiscal 2017 first nine months to the same period of Fiscal 2016,

•	Net sales increased 2.0 percent, or $0.8 million, attributable to:

•	a 24.5 percent sales increase in Asia due to higher PowerRail® and other busbar product volumes, partially offset by

•	an 8.5 percent sales decline in Europe driven by lower bypass switch product volume partially offset by higher busbar product volume; and

•	a 12.2 percent sales decrease in North America as the result of lower busbar product volumes.

•
Gross margins as a percentage of sales increased to 26.3 percent from 18.4 percent due to higher sales, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expense and overhead cost reductions.

Methode Electronics, Inc. Reports Fiscal 2017 Third-Quarter Financial Results

•
Income from operations improved 63.8 percent as the result of higher sales, overhead cost reductions and a favorable currency impact on material and labor expense partially offset by higher bonus expense.

Guidance
Methode revised its Fiscal 2017 guidance for sales in the range of $810 million to $820 million from a range of $820 million to $845 million due to prolonged weakness in its data solutions group, slower than anticipated customer product launch of its 10Gig copper transceiver and lower than anticipated revenues in its European Automotive segment. The Company revised guidance for income from operations in the range of $115 to $120 million from $102 million to $117 million and earnings per share in the range of $2.45 to $2.54 from $2.30 to $2.45.

The guidance ranges are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the price of commodities, including copper and resins;

•	currency exchange effect of the operations of foreign businesses;

•	the sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	the uncertainty of the European economy;

•	an effective tax rate in the low- to mid-twenty percent range with no significant changes in tax valuation allowances, tax credit movement or enacted tax laws.

•	the effect on earnings per share of the repurchase of shares in Fiscal 2017;

•	sales mix within the markets served;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “We are pleased with the continued strength of our North American Automotive segment, as well as the significant year-over-year improvement in our Power Products segment in the third quarter. However, we expect the deterioration in our data group, which is projected to be approximately $10 million lower in sales year over year, will continue into our Fiscal 2018.”

Mr. Duda concluded, “With over 7,000 surgeries performed utilizing our Dabir Surface with no known tissue injury, we continue to expand the number of facilities evaluating our overlay. However, the adoption of Dabir as a standard in the operating room is still a lengthy process requiring involvement of all the hospital disciplines. Every data point and evaluation confirms Dabir is a product that is superior in its benefit to address the significant need for the prevention of pressure ulcers, commonly known as bed sores.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed

Methode Electronics, Inc. Reports Fiscal 2017 Third-Quarter Financial Results

through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through April 2 by dialing (877) 481-4010 (domestic) or (919) 882-2331 (international) and providing Conference ID number 10241. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing concessions ; (6) currency fluctuations; (7) customary risks related to conducting global operations; (8) ability to successfully market and sell Dabir surfaces; (9) continued economic challenges in Europe including the exit of the United Kingdom from the European Union; (10) dependence on our supply chain; (11) income tax rate fluctuations; (12) ability to withstand business interruptions; (13) dependence on the availability and price of raw materials; (14) fluctuations in our gross margins; (15) location of a significant amount of cash outside of the U.S.; (16) ability to keep pace with rapid technological changes; (17) a breach of our information technology systems; (18) ability to avoid design or manufacturing defects; (19) ability to compete effectively; (20) ability to protect our intellectual property; (21) ability to successfully benefit from acquisitions and divestitures; (22) the recognition of goodwill impairment charges; (23) costs and expense due to regulations regarding conflict minerals; and (24) the effect of any material modifications to NAFTA and other international trade agreements.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net sales	$195.6	$184.6	$596.7	$596.3

Cost of products sold	142.2	137.0	433.7	444.2

Gross profit	53.4	47.6	163.0	152.1

Selling and administrative expenses	24.3	26.1	78.2	73.7

Income from operations	29.1	21.5	84.8	78.4

Interest income, net	(0.2)	(0.2)	(0.3)	(0.7)
Other income, net	(1.0)	(1.0)	(2.9)	(1.5)

Income before income taxes	30.3	22.7	88.0	80.6

Income tax expense	6.6	5.5	18.3	18.6

NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$23.7	$17.2	$69.7	$62.0

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.64	$0.45	$1.87	$1.60
Diluted	$0.63	$0.45	$1.86	$1.60
Cash dividends:
Common stock	$0.09	$0.09	$0.27	$0.27
Weighted average number of Common Shares outstanding:
Basic	37,217,302	38,159,789	37,297,757	38,662,487
Diluted	37,470,653	38,278,231	37,477,967	38,790,624

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	January 28, 2017	April 30, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$268.8	$227.8
Accounts receivable, net	153.8	175.5
Inventories:
Finished products	11.2	11.9
Work in process	9.7	9.6
Materials	41.1	44.7
	62.0	66.2
Deferred income taxes	—	11.8
Prepaid expenses and other current assets	14.5	14.9
TOTAL CURRENT ASSETS	499.1	496.2
PROPERTY, PLANT AND EQUIPMENT	327.6	325.9
Less allowances for depreciation	239.9	232.9
	87.7	93.0
GOODWILL	1.6	1.7
INTANGIBLE ASSETS, net	7.2	8.9
PRE-PRODUCTION COSTS	17.0	9.5
DEFERRED INCOME TAXES	35.8	27.7
OTHER ASSETS	18.6	18.9
	80.2	66.7
TOTAL ASSETS	$667.0	$655.9
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$67.7	$68.2
Other current liabilities	43.5	49.7
TOTAL CURRENT LIABILITIES	111.2	117.9
LONG-TERM DEBT	37.0	57.0
OTHER LIABILITIES	2.1	2.9
DEFERRED COMPENSATION	8.8	8.0
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,133,925 and 38,181,985 shares issued as of January 28, 2017 and April 30, 2016, respectively	19.1	19.1
Additional paid-in capital	125.2	112.3
Accumulated other comprehensive income	(32.1)	(8.4)
Treasury stock, 1,346,624 shares as of January 28, 2017 and April 30, 2016	(11.5)	(11.5)
Retained earnings	407.2	358.6
TOTAL EQUITY	507.9	470.1
TOTAL LIABILITIES AND EQUITY	$667.0	$655.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Nine Months Ended
	January 28, 2017	January 30, 2016
OPERATING ACTIVITIES
Net income	$69.7	$62.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	15.8	16.0
Amortization of intangibles	1.8	1.8
Amortization of stock awards and stock options	9.8	4.8
Changes in operating assets and liabilities	9.6	(0.8)
Other	—	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	106.7	83.8

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(13.2)	(17.2)
NET CASH USED IN INVESTING ACTIVITIES	(13.2)	(17.2)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(1.1)	(7.6)
Purchase of common stock	(9.8)	(59.8)
Proceeds from exercise of stock options	2.7	0.5
Tax benefit from stock option exercises	0.5	4.0
Cash dividends	(10.3)	(10.2)
Proceeds from borrowings	—	63.0
Repayment of borrowings	(20.0)	(13.0)
NET CASH USED IN FINANCING ACTIVITIES	(38.0)	(23.1)

Effect of foreign currency exchange rate changes on cash	(14.5)	(9.3)

INCREASE IN CASH AND CASH EQUIVALENTS	41.0	34.2
Cash and cash equivalents at beginning of period	227.8	168.1
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$268.8	$202.3